Exhibit 99.1

             Revlon Reports Second Quarter 2003 Results;
                 Net Sales Advance 5% in the Quarter;
    U.S. Color Cosmetics Market Share Strengthens Versus Year-Ago


    NEW YORK--(BUSINESS WIRE)--July 31, 2003--Revlon, Inc. (NYSE:REV) today announced results for the second quarter ended June 30, 2003. The Company indicated that steady progress continues to be made against its comprehensive growth plan, including solid growth in sales and market share. For the third consecutive quarter and the tenth consecutive month, the Company registered color cosmetics market share growth versus year-ago, with both the Revlon and Almay brands posting share increases in the current quarter. The Company indicated that, in addition to continued improvements in market share, it also made meaningful progress on building strong retail partnerships and further strengthening its organization.

    Specific Second Quarter Highlights

    --  Net sales growth of approximately 5% versus the prior year;

    -- Total color cosmetics market share growth to 22.6%, up from 22.2% last year;

    -- Revlon brand market share growth to 17.0%, up from 16.4% last year;

    -- Almay brand market share growth to 5.6%, up from 5.3% last year; and

    -- Five new products ranked in the Top 10 New Products ranking by ACNielsen(1).

    Commenting on the quarter, Revlon President and Chief Executive Officer Jack Stahl stated, "The second quarter marked another period of progress for Revlon. Despite the prevailing softness in the category, we maintained our traction in the market behind more effective and increased marketing investments, and we delivered another quarter of solid sales and market share growth as well as strengthened relationships with our retail partners. Our progress to date suggests that our strategy to invest behind and fundamentally strengthen our business and our organization is moving us in a positive direction. Obviously, the current softness of the category causes our rate of progress to be somewhat slower than it would otherwise be, but we intend to continue to take the actions necessary to achieve our objectives of building our great brands and achieving long-term, profitable growth."
    The Company's growth plan involves increasing the effectiveness of its advertising and promotional spending, increasing the effectiveness of its in-store wall displays, discontinuing select products and adjusting prices on several others, further strengthening the new product development process, and investing in training and development for its people. During the quarter, Revlon indicated that it incurred charges (excluding brand support expenses and training and development costs) of approximately $15 million associated with its growth plan, bringing the total charges incurred to date in 2003 to approximately $26 million. The Company further indicated that it continues to expect its growth plan and related actions will result in charges over the 2002 to 2004 period of up to $160 million, $130 million of which has been recognized to date, including $104 million charged in 2002.
    The Company will host a conference call with members of the investment community on July 31, 2003 at 9:30 AM EST to discuss the results of the second quarter. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and additional information related to this presentation will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

    Second Quarter Results

    Net sales in the second quarter of 2003 advanced approximately 5% to $322 million, compared with net sales of $308 million in the second quarter of 2002, fueled by growth in North America(2) and favorable foreign currency translation in International. Excluding the favorable impact of foreign currency translation, net sales advanced 2%.
    In North America, net sales grew 4% to $225 million, versus $217 million in the second quarter of 2002, primarily driven by continued growth in color cosmetics. In International, net sales grew 7% to $97 million, versus $91 million in the second quarter of 2002, primarily reflecting favorable foreign currency translation and strength in several key markets, offset by softness in Brazil and Mexico. Excluding the favorable impact of foreign currency translation, International net sales were even with year-ago.
    Operating loss in the quarter was $3.1 million, versus operating income of $4.4 million in the second quarter of 2002. This performance primarily reflected significantly higher investment in brand support and charges associated with the Company's growth plan, partially offset by the benefits of higher sales, lower sales returns and allowances, lower display amortization, and the absence of restructuring in the current quarter.
    Operating loss in the current quarter included charges of approximately $15 million associated with the Company's growth plan as well as $0.2 million of consolidation costs, while operating income in the second quarter of 2002 included $3.2 million of restructuring expenses and $0.3 million of additional consolidation costs.
    Adjusted EBITDA(3) in the second quarter was $20.6 million, compared with Adjusted EBITDA of $36.1 million in the second quarter of 2002. This performance primarily reflected significantly higher investment in brand support and charges associated with the Company's growth plan, partially offset by the benefits of higher sales, lower sales returns and allowances, and the absence of restructuring in the current quarter.
    Adjusted EBITDA in the current quarter included charges of approximately $13 million associated with the Company's growth plan as well as expenses totaling $0.2 million for consolidation costs, while Adjusted EBITDA in the second quarter of 2002 included restructuring and additional consolidation costs totaling approximately $3.5 million. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to its most directly comparable GAAP measures, net loss and cash flow used for operating activities, in the accompanying financial tables.
    Net loss in the second quarter was $37.8 million, or $0.68 per diluted share, compared with a net loss of $38.9 million, or $0.74 per diluted share, in the second quarter of 2002. Cash flow used for operating activities in the second quarter of 2003 was $74.3 million, compared with cash flow used for operating activities of $60.7 million in the second quarter of 2002.
    In terms of U.S. marketplace performance, according to ACNielsen the color cosmetics category declined approximately 1.3% in the quarter, while consumption of the Revlon and Almay brands combined advanced 2.9%. The Company gained market share in color cosmetics for the third consecutive quarter, from 22.2% in the second quarter last year to 22.6% in the second quarter of 2003. Market share for the Revlon brand, which registered its fourth consecutive quarterly share increase versus year-ago, advanced 0.6 share points to 17.0% for the quarter, and Almay market share grew 0.3 share points to 5.6%.
    In other categories, the Company gained share in hair color and anti-perspirants/deodorants, while market share declined for implements.

    Six-Month Results

    For the first six months of 2003, net sales advanced approximately 5% to $614 million, compared with net sales of $584 million in the same period last year, with both North America and International contributing to the growth. Excluding the favorable impact of foreign currency translation, net sales for the first six months were up 3%.
    In North America, net sales of $430 million for the first six months were up 4% versus net sales of $414 million in the same period last year. International net sales of $184 million advanced 8% versus net sales of $170 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales grew 3% in the six-month period.
    Operating loss in the first six months of 2003 was $7.3 million, versus operating income of $0.1 million in the first six months of 2002. Operating loss in the first six months of 2003 included approximately $26 million of charges associated with the Company's growth plan as well as $0.5 million of restructuring expenses and $0.4 million of additional consolidation costs, while the first six months of 2002 included $7.2 million of restructuring expenses, $1.1 million of additional consolidation costs and $6.5 million of executive severance.
    Adjusted EBITDA in the first six months of 2003 was $44.0 million, compared with Adjusted EBITDA of $55.2 million in the first six months of 2002. Adjusted EBITDA in the current six-month period included approximately $24 million of charges associated with the Company's growth plan as well as expenses totaling $0.9 million for restructuring and additional consolidation costs, while Adjusted EBITDA in the first half of 2002 included restructuring and additional consolidation costs totaling approximately $8.3 million as well as $6.5 million of executive severance.
    Net loss was $86.5 million, or $1.60 per diluted share, in the first six months of 2003, compared with a net loss of $85.0 million, or $1.61 per diluted share, in the first six months of 2002. Cash flow used for operating activities in the first six months of 2003 was $134.8 million, compared with cash flow used for operating activities of $102.4 million in the first six months of 2002.
    During the first half of 2003, the Company initiated and completed its previously-announced rights offering, raising approximately $50 million in gross proceeds in a transaction that was fully subscribed for by the public for its pro-rata portion of the offering. The Company indicated that due to the progress achieved against its plan in the first six months of 2003, and notwithstanding the softness of the color cosmetics category, it intends to continue to invest behind its growth plan. The Company further indicated that MacAndrews & Forbes, its principal shareholder, has agreed to accelerate into the second half of 2003 its commitment to provide to the extent necessary an additional $25 million in liquidity that would otherwise become available in 2004, to help fund the Company's growth plan. Revlon believes that this action reflects confidence on the part of MacAndrews & Forbes in the progress being made in the marketplace by Revlon.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

    Footnotes to Press Release

    (1) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 60%-65% of the Company's U.S. mass-market dollar volume. All Revlon brand share and consumption data excludes StreetWear.

    (2) North America includes the United States and Canada.

    (3) Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that, as a performance measure, Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.

    In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's expectations regarding the effectiveness of its strategy to invest behind and fundamentally strengthen its business, the current softness in the category slowing the Company's rate of progress, taking actions which the Company believes are necessary to build great brands and achieve long-term profitable growth, its incurring charges over the 2002 to 2004 period of up to $160 million as a result of the Company's growth plan and related actions, and the Company's plans to continue to invest behind its growth plan. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2003, and Current Reports on Form 8-K filed with the SEC during 2003 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including the Company's inability to implement its strategy to invest behind and fundamentally strengthen its business, unforeseen levels of softness in the category which could cause the Company's rate of growth to slow more than anticipated, the Company's inability to effectuate actions which the Company believes are necessary to build great brands and achieve long-term profitable growth, increased costs and expenses in connection with the growth plan, and the Company's inability to continue to invest behind its growth plan. Factors other than those listed above could also cause the Company's results to differ materially from expected results.



                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)

                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                       ----------------------- -----------------------
                          2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
Net sales             $     322.3 $     308.2 $     614.3 $     583.6
Cost of sales               125.2       119.8       236.7       228.8
                       ----------- ----------- ----------- -----------
 Gross profit               197.1       188.4       377.6       354.8
Selling, general and
 administrative
 expenses                   200.2       180.8       384.4       347.5
Restructuring costs             -         3.2         0.5         7.2
                       ----------- ----------- ----------- -----------

 Operating (loss)
  income                     (3.1)        4.4        (7.3)        0.1
                       ----------- ----------- ----------- -----------

Other expenses (income):
 Interest expense            42.8        39.1        84.2        78.3
 Interest income             (1.7)       (1.3)       (2.2)       (1.8)
 Amortization of debt
  issuance costs              2.4         1.9         4.4         3.8
 Foreign currency
  (gains) losses, net        (2.7)        2.4        (2.4)        1.8
 Miscellaneous, net             -         0.2         0.4         1.9
                       ----------- ----------- ----------- -----------
    Other expenses, net      40.8        42.3        84.4        84.0
                       ----------- ----------- ----------- -----------

Loss before income
 taxes                      (43.9)      (37.9)      (91.7)      (83.9)

(Benefit) provision
  for income taxes           (6.1)        1.0        (5.2)        1.1
                       ----------- ----------- ----------- -----------

Net loss              $     (37.8)$     (38.9)$     (86.5)$     (85.0)
                       =========== =========== =========== ===========


Basic and diluted net
 loss per common
 share(a)             $     (0.68)$     (0.74)$     (1.60)$     (1.61)
                       =========== =========== =========== ===========

Weighted average number
 of common shares
 outstanding:
 Basic and diluted(a)  55,225,957  52,653,988  53,947,077  52,653,988
                       =========== =========== =========== ===========

(a) During the second quarter of 2003, the Company completed the Rights Offering. Accordingly, the basic and diluted net loss per common share and the weighted average number of common shares outstanding reflect this change for all periods presented.





                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                          June 30,     December 31,
               ASSETS                       2003           2002
                                       -------------- --------------
                                        (Unaudited)
Current assets:
    Cash and cash equivalents          $         34.4 $         85.8
    Trade receivables, net                      206.7          212.3
    Inventories                                 161.6          128.1
    Prepaid expenses and other                   43.6           39.6
                                       -------------- --------------
        Total current assets                    446.3          465.8
Property, plant and equipment, net              132.5          133.4
Other assets                                    164.6          154.4
Goodwill, net                                   186.1          185.9
                                       -------------- --------------
        Total assets                   $        929.5 $        939.5
                                       ============== ==============

    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Short-term borrowings - third
     parties                           $         27.8 $         25.0
    Accounts payable                            100.0           92.9
    Accrued expenses and other                  358.5          392.3
                                       -------------- --------------
        Total current liabilities               486.3          510.2
Long-term debt                                1,798.5        1,750.1
Other long-term liabilities                     314.7          320.0
Total stockholders' deficiency               (1,670.0)      (1,640.8)
                                       -------------- --------------
        Total liabilities and
         stockholders' deficiency      $        929.5 $        939.5
                                       ============== ==============





                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)

                          Three Months Ended       Six Months Ended
                                June 30,                June 30,
                       ----------------------- -----------------------
                           2003        2002        2003       2002
                       ----------- ----------- ----------- -----------
                             (Unaudited)             (Unaudited)
Reconciliation to cash
 flows from operating
 activities:
-----------------------

Net cash used for
 operating activities  $    (74.3) $    (60.7) $   (134.8) $   (102.4)

Changes in assets and
 liabilities, net of
 acquisitions and
 dispositions                64.5        56.0       106.6        78.5
Interest expense, net        39.2        37.2        79.4        75.3
Foreign currency (gains)
 losses, net                 (2.7)        2.4        (2.4)        1.8
Miscellaneous, net              -         0.2         0.4         0.9
(Benefit) provision for
 income taxes                (6.1)        1.0        (5.2)        1.1

                       ----------- ----------- ----------- -----------
Adjusted EBITDA        $     20.6  $     36.1  $     44.0  $     55.2
                       =========== =========== =========== ===========

Reconciliation to net
 loss:
-----------------------

Net loss               $    (37.8) $    (38.9) $    (86.5) $    (85.0)

Interest expense, net        41.1        37.8        82.0        76.5
Amortization of debt
 issuance costs               2.4         1.9         4.4         3.8
Foreign currency (gains)
 losses, net                 (2.7)        2.4        (2.4)        1.8
Miscellaneous, net              -         0.2         0.4         1.9
(Benefit) provision for
 income taxes                (6.1)        1.0        (5.2)        1.1
Depreciation and
 amortization                23.7        31.7        51.3        55.1

                       ----------- ----------- ----------- -----------
Adjusted EBITDA        $     20.6  $     36.1  $     44.0  $     55.2
                       =========== =========== =========== ===========



    CONTACT: Revlon, Inc., New York
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
                 or
             Media:
             Catherine Fisher, 212-527-5727